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                                                               Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-22933 of Staff Leasing, Inc. on Form S-1 of our report dated February 28, 1997 (March 24, 1997 as to Note 3) on the balance sheet of Staff Leasing, Inc. and our report dated March 5, 1997 on the consolidated financial statements of Staff Capital, L.P., appearing in the Prospectus, which is part of this Registration Statement and our report dated March 5, 1997 relating to the financial statement schedule of Staff Capital, L.P. appearing elsewhere in this Registration Statement. we also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Stamford, Connecticut

June 20, 1997